Exhibit 15.21

K ENTER HOLDINGS INC.

INDEX TO THE FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Financial statements:
Balance Sheets as of December 31, 2024 and 2023	F-3
Statements of Operations and Comprehensive Loss for the year ended December 31, 2024 and for the period from January 4, 2023 (inception) through December 31, 2023	F-4
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2024 and for the period from January 4, 2023 (inception) through December 31, 2023	F-5
Statements of Cash Flow for the year ended December 31, 2024 and for the period from January 4, 2023 (inception) through December 31, 2023	F-6
Notes to Financial Statements	F-7 – F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

K Enter Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of K Enter Holdings Inc. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations and comprehensive loss, of changes in stockholders’ equity and of cash flows for the year ended December 31, 2024 and the period from January 4, 2023 (inception) to December 31, 2023, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and the period from January 4, 2023 (inception) to December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025

We have served as the Company’s auditor since 2023.

K ENTER HOLDINGS INC.

BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$333,069	$2,525,682
Accounts receivable	6,496	-
Other receivables	905,827	70,906
Convertible debt security	-	1,006,757
Deferred transaction costs	2,152,048	1,363,241
Prepaid expenses and other current assets	422,239	227,416
Prepaid expenses and other current assets - related party	67,699	-
Total current assets	3,887,378	5,194,002

Investment in equity securities	1,600,000	1,600,000
Investment in equity securities - related party	1,178,055	-
Property and equipment, net	24,356	33,598
Operating lease right-of-use assets, net	21,048	95,191
Operating lease right-of-use assets, net - related party	19,189	72,635
Other assets, noncurrent	1,762,368	1,705,412
Other assets, noncurrent - related party	-	77,500
Total non-current assets	4,605,016	3,584,336
TOTAL ASSETS	$8,492,394	$8,778,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$836,592	$294,717
Accounts payable - related party	1,332,603	16,828
Accrued expenses and other current liabilities	3,761,147	2,237,163
Short-term borrowings	564,282	405
Short-term borrowings - related party	400,942	142
Defined severance benefits, current	-	2,462
Lease liabilities, current	20,165	60,619
Lease liabilities, current - related party	19,189	55,122
Total current liabilities	6,934,920	2,667,458

Defined severance benefits, noncurrent	-	46,691
Convertible Note	2,666,833	-
Derivative liabilities	401,374	-
Lease liabilities, noncurrent	-	34,571
Lease liabilities, noncurrent - related party	-	17,514
Total non-current liabilities	3,068,207	98,776
TOTAL LIABILITIES	$10,003,127	$2,766,234

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock	-	-
Series A convertible preferred stock	355	355
Preferred stock subscription receivable	-	(369,000)
Common stock	1,000	1,000
Treasury Stock	-	(57)
Additional paid-in capital	20,542,076	15,238,711
Accumulated deficit	(21,801,180)	(8,930,946)
Accumulated other comprehensive income(loss)	(252,984)	72,041
Total stockholders’ equity	$(1,510,733)	$6,012,104
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,492,394	$8,778,338

The accompanying notes are an integral part of these financial statements.

K ENTER HOLDINGS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	2024	For the period from January 4, 2023 (inception) to December 31, 2023
Revenue	$485,271	$208,704
Cost of revenues	$483,462	$207,153
Operating expenses
General and administrative expenses	$11,838,397	$8,954,316
Total operating expenses	12,321,859	9,161,469

Loss from operations	(11,836,588)	(8,952,765)

Other income (expense)
Interest income	399	7,956
Other income (expense)	(1,034,045)	13,863

Total other income (expense), net	(1,033,646)	21,819

Income tax expense	-	-

Net loss	$(12,870,234)	$(8,930,946)

Other comprehensive loss
Foreign currency translation adjustment	(277,727)	65,284
Unrealized gain(loss) of available-for-sales	(47,297)	6,757
Comprehensive loss	$(13,195,258)	$(8,858,905)

Weighted average number of shares of common stock outstanding, basic and diluted	96,150	76,540
Basic and diluted net loss per share of common stock	$(133.86)	$(116.68)

The accompanying notes are an integral part of these financial statements.

K ENTER HOLDINGS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A-1 Convertible Preferred Stock		Series A Convertible Preferred Stock		Common stock		Treasury stock		Preferred Stock Subscription	Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Loss	Total
Balance, January 4, 2023 (inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-	$-
Shares issued for common stock	-	-	-	-	100,000	1,000	-	-	-	-	-	-	1,000
Shares issued for Series A convertible preferred stock, net of issuance costs	-	-	35,484	355	-	-	-	-	-	10,600,609	-	-	10,600,964
Shares issued for Series A-1 convertible preferred stock	4,814	-	-	-	-	-	-	-	(369,000)	2,888,400	-	-	2,519,400
Treasury stock shares acquired	-	-	-	-	-	-	(12,074)	(121)	-	-	-	-	(121)
Shares transferred back to the Company	-	-	-	-	-	-	6,353	64	-	1,749,702	-	-	1,749,766
Net loss	-	-	-	-	-	-	-	-	-	-	(8,930,946)	-	(8,930,946)
Unrealized gain of available-for-sales												6,757	6,757
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	65,284	65,283
Balance, December 31, 2023	4,814	$-	35,484	$355	100,000	$1,000	(5,721)	$(57)	$(369,000)	$15,238,711	$(8,930,946)	$72,041	$6,012,104

Balance, January 1, 2024	4,814	$-	35,484	$355	100,000	$1,000	(5,721)	$(57)	$(369,000)	$15,238,711	$(8,930,946)	$72,041	$6,012,104
Shares issued for Series A-1 convertible preferred stock	500	-	-	-	-	-	-	-	-	300,000	-	-	300,000
Shares issued for common stock as a share-based compensation	-	-	-	-	1,202	-	-	-	-	669,201	-	-	669,201
Cash received for Preferred Stock Subscription Receivable	-	-	-	-	-	-	-	-	369,000	-	-	-	369,000
Treasury stock shares acquired	-	-	-	-	-	-	(1,376)	-	-	-	-	-	-
Shares issued for common stock from the Company’s treasury shares	-	-	-	-	-	-	2,100	7	-	1,169,147	-	-	1,169,154
Settlement of liabilities by issuance of shares							4,997	50		2,781,980			2,782,030
Share-based compensation										383,037			383,037
Net loss	-	-	-	-	-	-	-	-	-	-	(12,870,234)	-	(12,870,234)
Unrealized Loss of Available-For-Investments	-	-	-	-	-	-	-	-	-	-	-	(47,297)	(47,297)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(277,728)	(277,728)
Balance, December 31, 2024	5,314	$-	35,484	$355	101,202	$1,000	-	$-	$-	$20,542,076	$(21,801,180)	$(252,984)	$(1,510,733)

The accompanying notes are an integral part of these financial statements.

K ENTER HOLDINGS INC.

STATEMENTS OF CASH FLOWS

	2024	For the period from January 4, 2023 (inception) to December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,870,234)	$(8,930,946)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Share-based compensation	2,221,393	1,749,741
Severance Benefits	37,078	48,559
Amortization of operating lease right-of-use assets	108,909	36,638
Amortization of operating lease right-of-use assets – related party	13,276	27,957
Depreciation expense	7,562	4,198
Interest expenses	41,445	-
Loss on valuation of Derivative liabilities	26,762
Impairment Loss on Convertible Debt Security	959,459	-
Loss on valuation of Convertible Debt Security	40,541	-
Changes in operating assets and liabilities
Accounts receivable	(7,041)	-
Other receivables	51,473	(70,070)
Deferred transaction costs	-	(212,079)
Prepaid and other current assets	(49,713)	(224,895)
Other assets, noncurrent	(408,647)	(1,684,800)
Other assets, noncurrent – related party	-	(76,563)
Accounts payable	(612,612)	292,354
Accounts payable – related party	1,314,531	16,625
Accrued expenses and other current liabilities	3,531,931	1,085,336
Lease liabilities	(70,573)	(36,638)
Lease liabilities – related party	(52,568)	(27,957)
Defined benefit liabilities	(83,619)	-
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(5,800,647)	(8,002,540)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,150)	(37,390)
Payments for short-term loans	(14,669)	-
Collection of short-term loans	-	1,530,499
Advances under note receivable	-	(1,530,499)
Purchase of convertible debt security	-	(1,000,000)
Purchase of investment in equity securities	-	(1,600,000)
CASH USED IN INVESTING ACTIVITIES	(16,819)	(2,637,390)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series A-1convertible preferred stock, net of issuance costs	669,000	2,519,400
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	-	10,600,964
Proceeds from issuance of convertible notes, net of issuance costs	2,625,000	-
Proceeds from issuance of common stock, net of issuance costs	-	1,000
Purchase of treasury shares	-	(121)
Proceeds from issuance of common stock from treasury shares	-	25
Proceeds from short-term borrowings	120,000	-
Proceeds from short-term borrowings – related party	740,265	-
Repayment of short-term borrowings	(120,547)	-
Repayment of short-term borrowings – related party	(257,437)	-
CASH PROVIDED BY FINANCING ACTIVITIES	3,776,281	13,121,268
Effect of exchange rate changes on cash	(151,428)	44,345
Change in cash and cash equivalents	(2,192,613)	2,525,682
Cash and cash equivalents, beginning of period	2,525,682	-
Cash and cash equivalents, end of period	$333,069	$2,525,682

Supplemental disclosure of noncash investing and financing activities:
Outstanding payable related to acquisition of Play Company common stock.	$1,276,919	$-
Operating right-of-use assets obtained in exchange for lease obligations		129,236
Operating right-of-use assets obtained in exchange for lease obligations – related party		98,613
Deferred transaction costs included in Accrued Expenses	$788,694	$1,151,162
Consulting Fee included in Accrued Expenses	$2,781,980	$-
Proceeds from Convertible Notes not yet received	$375,000	-
Proceeds from short-term borrowings not yet received	$500,000	-

The accompanying notes are an integral part of these financial statements.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

1. NATURE OF OPERATIONS

K Enter Holdings Inc. (the “Company”), a Delaware corporation, was formed on January 4, 2023 to become a leading tech and intellectual property (“IP”) based diversified entertainment company. To fulfill this vision, the Company established an internal Korean drama production team and entered into equity purchase agreements to acquire a controlling equity interest in six separate Korean entertainment companies (collectively, the “Six Korean Entities”) in order to combine initial capabilities believed to serve as the foundation for the Company’s growth – content production, content merchandising, and content investment. The Six Korean Entities include one Korean content-specialized private equity firm, one Korean drama production company, three Korean movie production companies, and one IP merchandising company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting: The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP in the accompanying financial statements are to the Accounting Standards Codification (“ASC”).

Going Concern: The Company has incurred significant losses and negative cash flows from operations, net loss was $12,870,234 for the year ended December 31, 2024. During 2024, the Company had negative cash flows from operations of $5,800,647. As of December 31, 2024, the Company’s accumulated deficit was $21,801,180. The Company has funded its operations to date through equity and debt financing and has cash equivalents of $333,069 as of December 31, 2024. The Company monitors its cash flow projections on a current basis and takes active measures to obtain the funding it requires to continue its operations. However, these cash flow projections are subject to various uncertainties concerning their fulfilment such as the ability to increase revenues by attracting and expanding its customer base and completing additional financing. The Company expects to fund operations using cash on hand and raising additional proceeds. There are no assurances, however, that the Company will be able to generate the revenue necessary to support its cost structure or that it will be successful in obtaining the level of financing necessary for its operations. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Foreign Currency: The U.S. dollar is the reporting currency of the Company. The functional currency of the Company’s domestic branch and international branch is the U.S. dollar and Korean Won, respectively. The functional currencies are the local currencies used in the primary economic environment for each respective branch. Remeasurement gains and losses from transactions that are not denominated in the functional currency are recorded as other income (expense) in the statement of operations and comprehensive loss. The Company recognized realized loss of $2,249 on foreign currency transactions and balances within other income on the accompanying statement of operations and comprehensive loss for the year ended December 31, 2024.(2023: gains of $15,979)

Assets and liabilities of the international branch are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at average exchange rates in effect during the period. Foreign currency translation gains and losses are recorded in the cumulative translation adjustment account, which is a separate component of other comprehensive income.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses in the financial statements and accompanying notes. The Company’s most significant estimates and judgments involve the valuation of share-based compensation, convertible debt security and convertible note, including the fair value of common stock. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Segment Information: ASC 280, Segment Reporting (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The Company has concluded that net income (loss) is the measure of segment profitability. The CODM assesses performance for the Company, monitors budget versus actual results, and determines how to allocate resources based on net income (loss) as reported in the statements of operations. There are no other expense categories regularly provided to the CODM that are not already included in the primary financial statements herein. The Company currently operates a branch office in Korea, which serves as the Company’s principal business management. Accordingly, during the year ended December 31, 2024 and period from January 4, 2023 (inception) through December 31, 2023, the Company only generated revenues in Korea and as of December 31, 2024 and 2023, the Company did not have material assets located outside of Korea.

The following table sets forth the Company’s significant segment expenses:

	2024	2023
Revenue	$485,271	$208,704
Less:
Drama Production cost	483,462	207,153
Stock-based compensation expense	2,221,393	1,749,742
Salaries and benefits	1,696,289	807,088
Consulting Fees	7,427,273	6,160,204
Other items	493,442	237,283
Total cost and expense	12,321,859	9,161,469
Loss from operations	(11,836,588)	(8,952,765)
Interest income	399	7,956
Impairment loss on Investment Assets	(959,459)	-
Other income (expense), net	(74,586)	13,863
Income before income taxes	(12,870,234)	(8,930,946)
Provision for (benefit from) income taxes	-	-
Net income	$(12,870,234)	$(8,930,946)

Cash and Cash Equivalents: Cash and cash equivalents comprise cash in bank which are subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024.

Fair Value Measurements: ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can assess at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market date.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

●	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.

●	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

●	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing, and excess earning models)

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments with a carrying value that approximates fair value consists of cash, other receivables, accounts payable, accrued expenses, and other current liabilities because of the short-term nature of these instruments. The convertible note, classified as a non-current liability, is initially recognized at fair value, net of transaction costs directly attributable to the issuance of the financial liability. Subsequent to initial recognition, this financial liability is measured at amortized cost using the effective interest method. The Company’s financial instruments measured at fair value on a recurring basis consist of the convertible debt security and derivative liabilities (see Note 5, Note 10 and Note 11).

Other Receivables: Other receivables consist of a refund for value add tax from the government, outstanding loan amounts, and receivables from convertible senior unsecured note. All amounts are expected to be received within the next 12 months.

Convertible Debt Security: Convertible debt security consists of a convertible bond purchased from a private company and is considered an available for sale debt securities with a private company that is recorded at fair value (see Note 5).

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets consist entirely of advance payments to vendors which are expected to be recognized or realized within the next 12 months.

Deferred Transaction Costs: Commissions, legal fees and other costs that are direct and incremental costs related to a contemplated transaction are capitalized as deferred transaction costs until the consummation of the transaction. The costs will be reclassified to additional paid-in capital upon the closing of the transaction. If the transaction does not close, these transaction costs will be written off to general and administrative expenses at such time the transaction is determined to be unsuccessful. As of December 31, 2024 and December 31, 2023, deferred transaction costs related to the Merger Agreement (see Note 3) totaled $2,152,048 and $1,363,241 respectively.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Investment in Equity Securities: Investments in equity securities that have a readily determinable fair value are reported at fair value. Changes in fair value between accounting periods are recorded in other income (expense) in the statement of operations and comprehensive loss. The Company has elected to account for investments in equity securities that do not have a readily determinable fair value under the measurement alternative permitted by ASC 321, Investments in Equity Securities (“ASC 321”). Under the measurement alternative, investments in equity securities that do not have a readily determinable fair value are recorded at cost, less impairment. The investment in equity securities without readily determinable fair values will be subsequently remeasured to fair value when observable price changes occur as of the date the transaction occurred or its impairment, with all changes in fair value reflected as a component of other income (expense) on the accompanying statement of operations and comprehensive loss. Realized gains or losses upon sale are recorded in other income (expense) in the statement of operations and comprehensive loss.

Property and Equipment, Net: Purchased and constructed property and equipment is recorded at cost. Property and equipment consists of office equipment and is depreciated using the straight-line method over a five year period.

Other Assets, Noncurrent: Other assets, noncurrent include security deposits on the Company’s office leases, capitalized implementation costs associated with the Company’s cloud computing arrangement, advances to production companies for content development, and advances to writers for content development which are not expected to be recognized or realized within the next 12 months.

The Company measures the capitalized implementation costs associated with its cloud computing arrangements for its accounting software at cost in accordance with ASC 350-40, Internal-use software (“ASC 350-40”), and will amortize these costs over the remaining life of the three-year hosting arrangement at the time the cloud computing arrangement is placed into service. Options to extend or terminate the hosting arrangement that are reasonably certain to be exercised will be included in the determination of the useful life at the time the cloud computing arrangement is placed into service.

The Company advanced money to additional production companies to fund the planning and development costs for the production of dramas. Certain contracts with production companies permit the Company to earn a set percentage of the profit of the drama. Other contracts with production companies require a separate agreement to be entered into that will define the Company’s role with the production of the drama (e.g., co-producer) as well as its investment stake in the drama. These factors will then be used to allocate the profits of the drama between the Company and the production company, at which point the recognition pattern of the costs will be determined. To the extent that the production of a drama developed using this advance is not approved, the planning and development costs paid by the Company will be reclassified to the statement of operations and comprehensive loss in the period the decision is made. Certain contracts permit the advance to be returned to the Company if a separate agreement is not entered into that will define the Company’s role with the production of the drama.

The Company advanced money to writers to fund the writing of drama scripts for a set number of episodes for a set number of dramas. Payments are owed to the writers based on achievement of milestones which may include (1) contract execution (2) start of filming (3) filming completion (4) broadcasting schedule confirmation (5) approval to write a subsequent draft of a script (6) approval of a script. Certain contracts with writers permit a revenue share of the profit distribution of the drama.

Impairment of Long-Lived Assets: The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets (“ASC 360-10”), which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. The Company did not record impairment losses for the year ended December 31, 2024 and period from January 4, 2023 (inception) to December 31, 2023.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Leases: The Company’s determination of whether an arrangement contains a lease is based on an evaluation of whether the arrangement conveys the right to use and control specific property or equipment. The Company leases office facilities under operating leases primarily having initial terms of two years.

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of these criteria.

The Company recognizes a lease liability and a right of use (“ROU”) asset at the commencement date of each lease. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation. Lease agreements may include options to extend or terminate the lease which are included in the measurement of the lease liability when it is reasonably certain that the option will be exercised.

The lease liability is initially and subsequently recognized based on the present value of the contract’s fixed future lease payments. The discount rate used to calculate the present value is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. For all leases entered into during the year ended December 31, 2024 and period from January 4, 2023 (inception) to December 31, 2023, the ICE BofA BBB US Corporate Index Effective Yield in effect on the lease commencement date was used as the incremental borrowing rate.

Variable lease payments, such as periodic adjustments for inflation, reimbursement of real estate taxes, any variable common area maintenance and any other variable costs associated with the leased property, are expensed as incurred on the accompanying statement of operations and comprehensive loss and future variable rent obligations are not included within the lease liabilities on the balance sheet.

The depreciable life of right of use assets and leasehold improvements are limited by the expected lease term. None of the Company’s leases contain any material residual value guarantees or restrictive covenants.

The Company accounts for fixed lease and non-lease components of a lease as a single lease component. Leases with an initial term of 12 months or less are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term within general administrative expenses on the accompanying statement of operations and comprehensive loss.

Rent expense for the Company’s operating leases, which may have escalating rentals over the term of the lease and may include rent holidays, is recorded on a straight-line basis over the initial lease term and those renewal or termination periods that are reasonably certain that the option to extend or terminate will be exercised. Payments received from landlords as incentives for leasehold improvements are recorded as a reduction of the operating lease right-of-use asset and amortized on a straight-line basis over the term of the lease as a reduction of rent expense.

Defined Severance Benefits: The Company accrues severance benefits for employees of Korean branch. Pursuant to the Employee Retirement Benefit Security Act of Korea, eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

The Company recognizes the defined severance benefits obligation in the balance sheets with a corresponding adjustment to operating expenses. The obligations are measured annually, or more frequently if there is a remeasurement event, based on the Company’s measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the selection of the: (i) discount rates; (ii) salary growth rates; and (iii) certain employee-related factors, such as turnover, retirement age and mortality. The Company reviews actuarial assumptions and make modifications to the assumptions based on current rates and trends when appropriate.

Defined Contribution plans: The Company has transitioned from a defined benefit retirement plan to a defined contribution retirement plan in 2024. Obligations for contributions to defined contributions plans are expensed as the related service is provided.

Revenue: The Company is a holding company which operates as a drama production studio. The Company provides the service for planning, producing, and selling stage set and prop production and the television programs such as dramas. The Company recognizes revenue using the input method for performance obligations to be satisfied over time, as the customers receive and use the benefits simultaneously. This determination is based on the actual costs incurred relative to the total expected costs. Payment for services is collected within a short period following transfer of control or commencement of delivery of services, as applicable.

Share-Based Compensation: The Company accounts for its share-based compensation awards in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), under which share based payments that involve the issuance of shares of common stock from the Company’s treasury shares to employees and nonemployees and meet the criteria for equity-classified awards are recognized in the financial statements as share-based compensation expense based on the fair value of common stock on the date of issuance. Also, the Company recognizes the fair value of common shares transferred from shareholders to employees as a share-based compensation, which is included within general and administrative expenses. The inputs and assumption used in determining the fair value of a share of common stock are management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment (see Note 8). Share-based compensation is recognized in the period the shares of common stock are issued from the Company’s treasury shares as the awards do not have a vesting period for employees or a specified contract period for nonemployees.

Other Comprehensive Loss: Other comprehensive loss reflects gains and losses that are recorded as a component of stockholders’ equity and are excluded from net loss and consists of foreign currency translation gains and losses related to the translation of the Company’s functional currency into its reporting currency.

Tax Incentives: In the normal course of business, the Company, or a third-party producing content on the Company’s behalf, may qualify for tax incentives through eligible spend on productions. The accounting for tax incentives is dependent on the particular type of incentive, including the nature of the benefit and the location where the incentive is earned. In general, tax incentives are realized as cash receipts and may be received prior to or after a title was launched. Tax incentives are generally accounted for as a reduction to the cost basis of the Company’s content assets and reduces cost of revenue when the content is sold on the statement of operations and comprehensive loss. For the year ended December 31, 2024 and period from January 4, 2023 (inception) to December 31, 2023, there were no tax incentives received.

Income Taxes: The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies.

In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company is required to evaluate the tax positions taken when preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

Earnings (Loss) per Share: Basic earnings (loss) per share (“EPS”) is computed using the two-class method as the Company had issued securities, other than common stock, that contractually entitle the holds to participate in dividends and earnings. Under the two-class method, all securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential common stock securities, are included in the computation of basic EPS. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings.

Under the two-class method, for period with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current period earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the period’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses.

The number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because there were no potentially dilutive securities outstanding during the period.

The earnings (loss) per share presented in the statement of operations and comprehensive loss is based on the following for the year ended December 31, 2024 and period from January 4, 2023 (inception) to December 31, 2023:

	December 31, 2024	Period from January 4, 2023 (inception) to December 31, 2023
Basic and diluted net loss per share:
Numerator
Allocation of net loss	$(12,870,234)	$(8,930,946)
Denominator:
Basic and diluted weighted average number of shares outstanding	96,150	76,540
Basic and diluted net loss per share	$(133.86)	$(116.68)

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Emerging Growth Company: The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies. At times, the Company may elect to early adopt a new or revised accounting standard.

Recent Accounting Pronouncements, not yet adopted: In October 2023, the FASB issued ASU 2023-06, Disclosure Agreements - Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (ASU 2023-06). This amendment will impact various disclosure areas, including the statement of cash flows, accounting changes and error corrections, earnings per share, debt, equity, derivatives, and transfers of financial assets. The amendments in ASU 2023-06 will be effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC, and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impacts of the amendment on our disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) (“ASC 280”): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. Currently, Topic 280 requires that a public entity disclose certain information about its reportable segments. For example, a public entity is required to report a measure of segment profit or loss that the CODM uses to assess segment performance and make decisions about allocating resources. ASC 280 also requires other specified segment items and amounts such as depreciation, amortization and depletion expense to be disclosed under certain circumstances. The amendments in ASU 2023-07 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-07 retrospectively to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 for the year ended December 31, 2024 and the impact was considered immaterial on Company’s financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. ASU 2023-09 will be effective for us in the annual period beginning October 1, 2025, though early adoption is permitted. We are still evaluating the presentational effect that ASU 2023-09 will have on our financial statements, but we expect considerable changes to our income tax footnote.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

In November 2024, the FASB issued ASU No. 2024-03, “Disaggregation of Income Statements Expenses (DISE)” (ASU 2024-03), which requires that a public entity provide additional disclosure of the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. ASU 2024-03 will be effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with retrospective application. The standard allows early adoption of these requirements. We are currently evaluating the impact of this standard on our financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-04, “Induced Conversions of Convertible Debt Instruments” (ASU 2024-04), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions. ASU 2024-04 will be effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual periods. The standard allows early adoption of these requirements for all entities that have adopted the amendments in ASU 2020-06. We are currently evaluating the impact of this standard on our financial statements and related disclosures.

3. BUSINESS COMBINATIONS

Merger Agreement with Global Star Acquisition, Inc.

On June 15, 2023, and as amended on March 11, 2024, June 28, 2024, and July 25, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Global Star Acquisition Inc., a Delaware corporation, (“Global Star”) and GLST Merger Sub Inc., a Delaware corporation and wholly owned sub of Global Star, (“Merger Sub”). The Merger Agreement provides that Global Star will merge with and into K Wave Media Ltd., a Cayman Islands exempted company (“K Wave Media” or “PubCo”), with PubCo continuing as the surviving publicly traded entity (the “Reincorporation Merger”). One day following the Reincorporation Merger, Merger Sub will be merged with and into K Enter, with K Enter the surviving corporation and resulting in K Enter being a wholly owned subsidiary of PubCo (“Acquisition Merger”).The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination”.

Key terms of the Merger Agreement include, but are not limited to, the following:

●	The consideration for Reincorporation Merger is expected to be settled by issuing: (a) one share of PubCo’s ordinary shares in exchange for each share of Global Star Class A common stock that is outstanding as of the effective time of the Reincorporation Merger and (b) one warrant to purchase one of PubCo’s ordinary shares at an exercise price of $11.50 in exchange for each share of each Global Star warrant that is outstanding as of the effective time of the Reincorporation Merger.

●	Certain of Global Star’s stockholders have provided written consent, pursuant to which, among other things, such stockholders have approved the Merger Agreement and the Reincorporation Merger. Each issued and outstanding share of Global Star’s Class A common stock and each issued and outstanding Global Star right on an as-converted basis, will automatically be cancelled and converted into an equal number of shares of the PubCo’s ordinary shares in accordance with the Merger Agreement and each Global Star warrant shall be exchanged for a PubCo warrant.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

●	The aggregate consideration for the Acquisition Merger is $590,000,000 and is expected to be settled by issuing 59,000,000 shares of PubCo’s ordinary shares in exchange for 189,013 shares of Company common stock, including the shares of the Company’s common stock underlying the Company’s outstanding Series A and Series A-1 preferred stock at an exchange rate of approximately 312.148 shares of the Company’s common stock on an as converted basis for each ordinary share of the PubCo (the “Conversion Ratio”) at the time of the Acquisition Merger.

●	Certain of the Company’s stockholders have provided written consent, pursuant to which, among other things, such stockholders have approved the Merger Agreement and the Acquisition Merger. Each issued and outstanding share of the Company’s common stock and each issued and outstanding share of convertible preferred stock on an as-converted basis will automatically be cancelled and converted into the right to receive the number of shares of the PubCo’s ordinary shares equal to the Conversion Ratio in accordance with the Acquisition Merger.

●	The Merger Agreement is subject to the approval by the stockholders of the Company and Global Star. Holders of Global Star’s Class A Common Stock will have the opportunity to redeem their shares of Global Star Class A Common Stock for cash in connection with the Business Combination.

On February 3, 2025 (the “Closing Date”), the Company closed the previously announced business combination pursuant to the Merger Agreement, dated as of June 15, 2023, amended on March 11, 2024, June 28, 2024, and July 25, 2024, with Global Star and Merger Sub.

Acquisitions of Controlling Equity Interests in the Six Korean Entities

During March 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owner of Play Company Corp (“Play Company”) to acquire 100% of the outstanding shares of common stock in exchange for 163,732,016,220 Korean Won ($110,789,937 at December 31, 2024), payable through the issuance of the shares of the Company’s common stock totaling 127,498,912,820 Korean Won ($86,272,660 at December 31, 2024) and in exchange for cash totaling 36,233,103,400 Korean Won ($24,517,277 at December 31, 2024). Additional payments in cash will be made to the owner of Play Company if the annual average net profit for fiscal years from 2023 to 2025 reaches specified thresholds, with payments due to the owner of Play Company on January 31, 2027 and January 31, 2028.

An additional payment in cash may be owed to the owner of Play Company if the shares of PubCo that shares of the Company’s common stock convert to at closing of the Acquisition Merger are sold during the three-month period (the “Sale Period”) following the six-month lock-up period of the newly issued shares of PubCo at a per share price less than the per-share value at closing of the Acquisition Merger for the shortfall in share price. The amount to be paid will be reduced by (i) any gains from the sale of shares of PubCo by the owner of Play Company between the end of the Sale Period and December 31, 2026 and (ii) any unrealized gain as of December 31, 2026 for the shares of PubCo that remain held by the owner of Play Company (calculated as the number of remaining shares of PubCo times the difference of (i) the average closing price of PubCo from December 1, 2026 to December 31, 2026 and (ii) the per-share value of PubCo at the closing of the Acquisition Merger).

During March 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owners of Solaire Partners, LLC (“Solaire Partners”) to acquire 95% of the outstanding shares of common stock in exchange for shares of the Company’s common stock totaling 14,250,000,000 Korean Won ($9,642,321 at December 31, 2024).

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

During April 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owners of Studio Anseilen Co., Ltd (“Anseilen”) to acquire 51% of the outstanding shares of common stock in exchange for shares of the Company’s common stock totaling 7,700,000,400 Korean Won ($5,210,237 at December 31, 2024).

During April 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owner of Apeitda Co. Ltd (“Apeitda”) to acquire 51% of the outstanding shares of common stock in exchange for shares of the Company’s common stock totaling 15,300,000,000 Korean Won ($10,352,807 at December 31, 2024).

During April 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owners of Bidangil Pictures Co., Ltd. (“Bidangil”) to acquire 51% of the outstanding shares of common stock in exchange for shares of the Company’s common stock totaling 20,400,000,000 Koren Won ($13,803,743 at December 31, 2024).

During April 2023, and as amended in December 2023, the Company entered into an equity purchase agreement with the owner of The LAMP Co., Ltd. (“Lamp”) to acquire 51% of the outstanding shares of common stock in exchange for shares of the Company’s common stock totaling 30,600,000,000 Korean Won ($20,705,615 at December 31, 2024).

During April 2023, the Company entered into an equity purchase agreement with the owners of First Virtual Lab Inc.(“First Virtual”) to acquire 51% of the outstanding shares of common stock and preferred stock in exchange for shares of the Company’s common stock totaling 25,500,000,000 Korean Won ($17,254,679 at December 31, 2024). However, the Company entered into the termination agreement during March 2024, which terminated all agreements entered into in connection with the original equity purchase agreement.

The number of shares of the Company’s common stock to be issued to the sellers of the Six Korean Entities at closing of the respective transactions will be adjusted by changes in exchange rates as the share purchase agreements are denominated in Korean Won and the Company’s equity transactions are denominated in U.S. Dollar.

In certain circumstances, including prior to the closing of the Merger Agreement and if the shares of PubCo, excluding the shares subject to a lock-up on the Nasdaq market, remain not issued or registered sixty days after the shareholder vote approving the merger, either party may elect to terminate the equity purchase agreements.

4. REVENUE

Details of total revenue was as follows:

	2024	Period from January 4, 2023 (inception) to December 31, 2023
Revenue
Media production	$485,271	208,704

	2024	Period from January 4, 2023 (inception) to December 31, 2023
Geographic information:
Korea	$485,271	208,704

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

5. CONVERTIBLE DEBT SECURITY

During August 2023, the Company purchased a $1,000,000 convertible bond from Prototype Group, Inc. (“Prototype Group”), a company that operates in virtual studio technology. The convertible bond was due and payable on demand after August 10, 2024 and the company entered into 1-year extension agreement with Prototype group, and bears interest at a fixed rate equal to the Applicable Federal Rate plus 1% additional interest for short term loans, which as of the date of the bond was 5.96%. If there are any overdue payments, Prototype shall bear a late payment interest rate of the Applicable Federal Rate plus 10% additional interest.

At the Company’s option, at any time prior to payment in full of the principal amount and all accrued interest, the convertible bond can be converted into such number of shares of common stock of Prototype Group equal to the entire principal amount of the convertible bond and all accrued and unpaid interest thereon, divided by $7.40 per share in case the pre-money valuation of Prototype Group shall meet or exceed $94,800,000. In the event the pre-money valuation is below $94,800,000, the conversion price shall be proportionally reduced.

If the convertible bond is not repaid or converted through the Company’s voluntary election and Prototype Group issues and sells shares of its equity securities before the maturity date resulting in gross proceeds of $10,000,000 (excluding the conversion of this bond), then at any time on or after the maturity date, Prototype Group shall have the option to (a) repay all outstanding principal and accrued unpaid interest of the convertible bond or (b) convert all or any portion of the outstanding principal and accrued unpaid interest of the convertible bond into such number of its common shares equal to the principal amount and all accrued unpaid interest thereon to be converted divided by the conversion price.

On December 31, 2024, the company measured the repayment possibilities and concluded that the possibility of recovery is low. Therefore, the Company recognized $959,459 as an impairment loss, which was included within other expenses on the accompanying statement of operations and comprehensive loss

6. INVESTMENT IN EQUITY SECURITIES

During July 2023, the Company purchased 160,000 shares of Global Star Class B Common Stock (the “Founder Shares”) for an aggregate purchase price of $1,600,000 from Global Star Acquisition 1, LLC, the sponsor of Global Star (the “Sponsor”). During January 2024, the Company purchased 1,000 shares of Play Company Co., Ltd. Common Stock for an aggregate purchase price of $1,178,055 from Solaire Partners LLC. The Company’s investments are recorded at cost minus impairment and adjusted for changes in observable prices.

As of December 31, 2024, there were no indicators of impairment and for the period between the date of acquisition and December 31, 2024, there were no observable price changes or sales of Founder Shares and Play Company shares.

7. STOCKHOLDERS’ EQUITY

The Company was authorized to issue 100,000 shares of common stock at a par value of $0.01 when it was formed on January 4, 2023. The Company amended its certificate of incorporation on May 31, 2023 and again on August 31, 2023 in order to increase the shares of common stock it is authorized to issue to 10,000,000 shares of common stock at a par value of $0.0001 per share and 1,000,000 shares of preferred stock at a par value of $0.0001 per share, of which 45,000 shares have been designated as Series A Convertible Preferred Stock (“Series A”) and 15,000 shares have been designated as Series A-1 Convertible Preferred Stock (“Series A-1”) by the board of directors (the “Board”).

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Common Stock: On September 29, 2024, the Company issued 1,202 shares ($669,201, $556.74 per share) of the Company’s common stock to Lodestar USA, Inc. in consideration for services rendered to the Company by Ted Kim, a co-founder and a director of the Company and the owner of Lodestar USA Inc. (See Note 18).

Convertible preferred stock: On September 21, 2024, the Company entered into an agreement to issue 250 shares of Series A-1 for gross proceeds of $150,000 (“Say Coon Loh Agreement”). Each issued Series A-1 shares are convertible into common stock of the Company on a one-for-one basis. On September 25, 2024, the Company entered into an agreement to issue 250 shares of Series A-1 for gross proceeds of $150,000 (“Innocus Global Agreement”). Each issued Series A-1 shares are convertible into common stock of the Company on a one-for-one basis.

Treasury Stock: On August 31, 2024, the Company issued 1,932 shares ($1,075,622, $556.74 per share) of the Company’s common stock to one employee in consideration for services rendered. On August 31, 2024, a total of 1,376 shares of treasury stock were returned as a settlement for no consideration to the Company under the employment agreements, which were initially given to two employees. On September 24, 2024, the Company entered into a share subscription agreement with GF Korea Inc. (the “GF Agreement”) pursuant to which the Company issued 4,997 shares ($2,782,030, $556.74 per share) of the Company’s common stock to GF Korea Inc. The liabilities were paid with the shares and the difference between fair value of issued shares and liabilities was recognized as expense. On September 30, 2024, the Company issued Tan Chin Hwee, a director, Executive Chairman and Interim CEO of the Company, 168 shares ($93,532, $556.74 per share) of the Company’s common stock in consideration for services rendered. (See Note 18)

As of December 31, 2024 and 2023, 101,202 shares (no treasury share) and 94,279 shares (5,721 treasury shares) of common stock were issued and outstanding, respectively, and the Company reserved 40,798 shares and 40,298 shares of common stock for the conversion of Series A and Series A-1, respectively.

8. SHARE-BASED COMPENSATION

Share-based compensation expense of $2,221,393 was recorded during the period from January 1, 2024 to December 31, 2024, and $1,749,741 was recorded during the period from January 4, 2023 (inception) to December 31, 2023, in connection with the issuance of shares of common stock from the Company’s treasury shares to employees and nonemployees (See Note 8) as the estimated fair value of such common stock as of the issuance date exceeded the consideration paid, if any, and is included within general and administrative expenses on the accompanying statement of operations and comprehensive loss. Details of share-based compensation that the Company recognized as expense for the period from January 1, 2024 to December 31, 2024 are as follows:

Grant date	Holder	Total shares	Share fair value	Total fair value
August 31, 2024	Employee	1,932	$556.74	$1,075,622
September 29, 2024	Lodestar USA	1,202	556.74	669,201
September 30, 2024	Employee	168	556.74	93,532
September 12, 2024	Employee*	688	556.74	383,037
		3,990		2,221,393

*	One employee purchased 688 shares from a shareholder at a price lower than the fair value. The difference between the transaction price and the fair value was accounted for as an expense.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

The Company’s board of directors (the “Board”) determines the fair value of common stock at the time of issuance due to the absence of an active market for the Company’s common stock. The Board determined the fair value of such common stock by considering a number of objective and subjective factors, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock will be determined by the Company’s Board until such time the Company’s common stock is listed on an established exchange or national market system.

In connection with estimating the fair value of common stock at the time shares of common stock were issued from the Company’s treasury shares an option pricing model (the “OPM”) was utilized.

9. EMPLOYEE BENEFITS

Changes in defined severance benefits obligation were as follows:

	2024	2023
Balance at 1 January	$49,153	$-
Current service cost	37,078	48,559
Included in profit or loss (*1)	(12,712)	-
Benefits paid	(6,752)	-
Payments from plans for the transition to a defined contribution retirement plan	(58,665)	-
Cumulative effects of foreign currency translation	(8,102)	594
Balance at 31 December	$-	$49,153
Current	-	2,462
Noncurrent	-	46,691

(*1)	The difference between the defined benefit obligations and the settled amount upon the transition of post-employment benefit.

Effective May 3, 2024, the Company has transitioned from a defined benefit retirement plan to a defined contribution retirement plan. The expense recognized in relation to defined contribution plan for the period ended December 31, 2024 is $55,392.

The principal actuarial assumptions used to determine defined severance benefits obligation were as follows:

	2024	2023
Discount rates	-	4.70%
Salary growth rates	-	3.38%+Experienced salary scale

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

10. FAIR VALUE MEASUREMENTS

The convertible debt security is classified within Level 3 value hierarchy because the value of the asset is based on the credit worthiness of the obligor, which is an unobservable input. The Company used a Tsiveriotis-Fernandes model (the “T-F Model”) to value the convertible debt security as of December 31, 2024.

Financial assets measured at fair value on a recurring basis are as follows:

	Level 1	Level 2	Level 3	Total
Financial liabilities:
Derivative liabilities	$-	-	401,374	401,374

The table below presents the ranges of significant unobservable inputs used to value the Company’s Level 3 financial instruments. These ranges represent the significant unobservable inputs that were used in the valuation of each type of financial instrument. These inputs are not representative of the inputs that could have been used in the valuation of any one financial instrument. Valuation techniques and inputs for assets measured by the fair value hierarchy Level 3 are as follows:

Classification	Valuation technique	Input
Financial assets at fair value
Convertible debt security	Tsiveriotis-Fernandes model	Discount rate, stock price and volatility
Derivative liabilities	Probability Weighted Return model	Discount rate, stock price and volatility

A reconciliation of the beginning and ending balances for the convertible debt security measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

Balance as of January 1, 2024		$1,006,757
Adjustment to fair value		(47,298)
Impairment Loss		(959,459)
Balance as of December 31, 2024	$

A reconciliation of the beginning and ending balances for the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

Balance as of January 1, 2024	$-
Issuance	374,612
Adjustment to fair value	26,762
Balance as of December 31, 2024	$401,374

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

11. CONVERTIBLE NOTES

In May and December 2024, The Company issued $3 million in aggregate principal amount of the convertible senior unsecured notes. The convertible notes contain a right to convert the notes into the common shares. The Company accounted the embedded conversion features associated with the convertible notes separately from the host contract as the economic characteristics and risks of the embedded conversion feature are not closely related to the economic characteristics and risks of the host contract. The Company accounted the embedded conversion feature as a derivative instrument and periodically measures its fair value in accordance with ASC 820. The Company determined the carrying amount of the convertible notes for the difference between the fair value of the embedded conversion features and the principal amount of the convertible notes. The difference between the carrying value and principal amount of the convertible notes represents the discount on notes that was amortized to interest expense over the terms of the convertible notes using the effective interest rate method.

Details of convertible notes issued and outstanding as of December 31, 2024 are as follows:

December 31, 2024
Noncurrent
Convertible Notes	$3,000,000
Discount on Notes	(333,168)
$2,666,833

Amounts recognized in profit or loss and changes in fair value of derivative liabilities at fair value through profit or loss for the period ended December 31, 2024 are as follows:

	1st	2nd	Total
Balance at 1 January	$-	-	-
Issuance	283,324	91,288	374,612
Adjustment to fair value	17,706	9,056	26,762
Balance at 31 December	$301,030	100,344	401,374

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

Details of the convertible notes issued by the Company and outstanding as of December 31, 2024 are as follows:

Series	1st	2nd(*)
Type	Convertible Notes	Convertible Notes
Issuance amount	2,250,000	750,000
Coupon rate (%)	3%	3%
Issuance date	2024-06-04 / 2024-12-30	2024-06-05 / 2024-12-30
Maturity date	2027-06-03	2027-06-04
Principal redemption	1. Redemption at maturity: Redeemed on the maturity date, at their outstanding principal amount, which has not been early redeemed	1. Redemption at maturity: Redeemed on the maturity date, at their outstanding principal amount, which has not been early redeemed
Conversion price

●

Conversion before the business combination:

Before the consummation of the Business Combination, the holders shall be entitled to convert the Pre-PIPE Notes into ordinary shares in the Company at the conversion price of $1,200 per share (the Pre-Merger Conversion Price).

Upon the consummation of the Business Combination, 1 ordinary share of the Company shall be converted into 300 ordinary shares (1 share is worth $10.00) of a combined entity (the Combined Entity).

●

Conversion after the business combination

Upon the consummation of the Business Combination, the Pre-PIPE Notes shall be a part of the Combined Entity and the Investor shall be entitled to convert the Pre- PIPE Notes into ordinary shares in the Combined Entity at the conversion price of $10 per share (the Post-Merger Conversion Price).

The Post-Merger Conversion Prices shall be adjusted downwardly to the greater of the following:

●

60% discount to the 5-day average of the volume-weighted average prices of ordinary shares over 5 consecutive trading days following the conversion notice date; and

●

Floor price of $4 per share.

●

Conversion before the business combination:

Before the consummation of the Business Combination, the Investor shall be entitled to convert the Pre-PIPE Notes into ordinary shares in the Company at the conversion price of $1,200 per share (the Pre-Merger Conversion Price).

Upon the consummation of the Business Combination, 1 ordinary share of the Company shall be converted into 300 ordinary shares (1 share is worth $10.00) of a combined entity (the Combined Entity).

●

Conversion after the business combination

Upon the consummation of the Business Combination, the Pre-PIPE Notes shall be a part of the Combined Entity and the Investor shall be entitled to convert the Pre- PIPE Notes into ordinary shares in the Combined Entity at the conversion price of $10 per share (the Post-Merger Conversion Price).

The Post-Merger Conversion Prices shall be adjusted downwardly to the greater of the following:

●

60% discount to the 5-day average of the volume-weighted average prices of ordinary shares over 5 consecutive trading days following the conversion notice date; and

●

Floor price of $4 per share.

(*)	As of December 31, 2024, the Company satisfied the conditions to receive $375,000; however, the payment remained outstanding as of that date and was subsequently received in January 2025.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

12. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Office equipment	$35,044	$37,847
	35,044	37,847
Less: accumulated depreciation	(10,688)	(4,249)
Property and equipment, net	$24,356	$33,598

Depreciation expense for the year ended December 31, 2024 and for the period from January 4, 2023 (inception) to December 31, 2023 totaled $7,562 and $4,198 and was included within general and administrative expenses on the accompanying statement of operations and comprehensive loss.

13. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Advances to a production company for content development	$153,328	$77,461
Advances to writers for development of content		69,716
Prepaid cloud computing arrangement hosting services	96,925	61,413
Prepaid income tax	55	-
Accounting services	-	18,826
Security deposit for office lease	67,665	-
Capitalized implementation costs for cloud computing arrangement	104,265
	$422,238	$227,416

Prepaid expenses and other current assets – related party consisted of a security deposit for an office lease totaling $67,699 (see Note 18).

14. OTHER ASSETS, NONCURRENT

Other assets, noncurrent consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Advances to production companies for content development	$1,082,647	$852,072
Advances to writers for development of content	630,303	480,259
Capitalized implementation costs for cloud computing arrangement	49,418	295,619
Security deposit for office lease	-	77,462
	$1,762,368	$1,705,412

As of December 31, 2023, Other assets, noncurrent – related party consisted of a security deposit for an office lease totaling $77,500 (see Note 18).

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Accrued legal services	$2,000,722	$1,468,900
Accrued accounting services	1,461,779	667,906
Unearned Revenue	135,331	-
Annual leave allowance	66,479	65,272
Payroll withholding tax	36,784	34,337
Other payable	60,052	1,295
	$3,761,147	$2,237,710

16. COMMITMENTS AND CONTINGENCIES

Operating Leases: The Company has obligations as a lessee for two office space leases, both of which are classified as operating leases. For the year ended December 31, 2024, the total lease cost was $123,337.(2023: $70,831)

The weighted average remaining lease term was 0.4 years and the weighted average discount rate was 5.7% as of December 31, 2024.

Future minimum payments of lease liabilities under the noncancelable operating leases are as follows at December 31, 2024 and 2023:

	2024	2023
Less than 1 year	$39,662	$122,911
1 ~ 2years	-	51,213
Total undiscounted lease payments	39,662	174,124
Less: imputed interest	(307)	(6,297)
Total future minimum payments	$39,354	$167,826

Legal Matters: From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not currently a party to any legal proceedings, nor is it aware of any pending or threatened litigation, that would have a material adverse effect on the Company’s business, operating results, cash flows, or financing condition should such litigation be resolved unfavorably.

Loan: On December 31, 2024, the Company entered into a loan agreement with Nikhil Suresh Nanda, pursuant to which the Nikhil Suresh Nanda will provide working capital loans to the Company. The total loan amount will not exceed 50% of the total committed PIPE financing totaling $1,000,000 for the SPAC. The loan will be paid by converting the subject loan to a Convertible Senior Unsecured Note (PIPE) immediately prior to the completion of the business combination. The agreement includes various conditions, including the issuance of free trading bonus shares by the Company and the use of the loan for working capital purposes related to the business combination.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

17. INCOME TAXES

The Company’s effective tax rate for the year ended December 31, 2024 and the period from January 4, 2023 (inception) the December 31, 2023 was zero percent. The effective tax rate may vary significantly from period to period and can be influenced by many factors. These factors include, but are not limited to, changes to the statutory rates in the jurisdictions where the Company has operations and changes in the valuation of deferred tax assets and liabilities. The difference between the effective tax rate and the federal statutory rate of 21.0% (Korea: 20.9%) primarily relates to certain nondeductible items, state and local income taxes, the absence of current income tax, and a full valuation allowance for deferred tax assets.

	2024	2023
Current taxes
United States	$-	$-
Foreign - Korea	-	-
Current taxes	$-	$-
Deferred taxes
United States	$-	$-
Foreign - Korea	-	-
Deferred taxes	$-	$-

Deferred tax assets of the following as of December 31, 2024 and 2023:

	2024	2023
Deferred tax assets
Net operating loss carryforward	$2,802,948	$1,837,180
Lease liabilities	8,225	48,741
Accrued Expenses	751,990	-
Stock Compensation	811,711	-
Defined severance benefits	-	10,273
Others	(1,283)	(36,495)
Total gross deferred tax assets	4,373,591	1,859,699
Valuation allowance	(4,373,591)	(1,859,699)
Net deferred tax assets	$-	$-

There are no deferred taxes that are directly charged to (credited from) equity for the years ended December 31, 2024 and 2023.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes or unrecognized tax benefits as a component of its income tax provision. The Company has not recorded any interest or penalties related to unrecognized tax benefits through December 31, 2024 and 2023.

In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. The Company is not currently under audit by the taxing jurisdictions to which the Company is subject.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

18. RELATED PARTIES

Two of the Company’s directors, one of whom is the Executive Chairman and the other is also the Chief Executive Officer, are also senior officers of Solaire Partners. A director of the Company is also a managing member of Global Star Acquisition 1, LLC, the entity the Company purchased its shares of Global Star Class B common stock from.

The Company entered into a two-year operating lease for one of its office spaces commencing in June 2023 with Solaire Partners as the landlord. At inception, total gross rental payments due under this operating lease approximated $92,938 and a security deposit due approximated $67,699. For the year ended December 31, 2024, the Company made $46,469 of rental payments associated with this operating lease. As of December 31, 2024, $19,189 associated with the present value of lease payments is included as components of lease liabilities, current – related party on the accompanying balance sheet, $67,699 associated with the security deposit is included as a component of prepaid expenses and other current assets - related party on the accompanying balance sheet

During January 2024, the Company purchased 1,000 shares of Play Company Co., Ltd. Common Stock for an aggregate purchase price of $1,178,055 from Solaire Partners LLC.

On April 22, 2024, Young Jae Lee, the Company’s Chief Executive Officer, loaned the Company $121,798 (the “1st Lee Loan”). On May 3, 2024, the Company repaid $67,665 of the 1st Lee Loan, leaving a balance of $54,132 on the 1st Lee Loan. The 1st Lee Loan is for a term of nine months and bears interest at the rate of 4.6% per annum. On October 23, 2024, the Company entered into an extension agreement on the 1st Lee Loan to amend the maturity date to June 30, 2025 or within five days after the K Wave Media Ltd registration statement on Form F-4 is declared effective by the U.S. Securities and Exchange Commission. The Loan bears interest at the rate of 4.6% per annum.

On April 23, 2024, Young Jae Lee, the Company’s Chief Executive Officer, loaned the Company $169,164 (the “2nd Lee Loan”). On May 3, 2024, the Company repaid $169,164 of the 2nd Lee Loan, leaving a balance of $0.00 on the 2nd Lee Loan. The 2nd Lee Loan is for a term of three months and bears interest at the rate of 4.6% per annum.

On April 26, 2024, Bidangil Pictures Co.,Ltd., loaned the Company $91,348. The Loan is for a term of three months and bears interest at the rate of 3% per annum. On July 26, 2024, the Company entered into the extension agreement with Bidangil in order to differ the maturity to October 23, 2024. On October 25, 2024, the Company entered into an extension agreement on the loan with Bidangil Pictures Co.,Ltd. to amend the maturity date to June 30, 2025 or within five business days after K Wave Media Ltd F-4 registration statement becomes effective. The Loan is for a term of three months and bears interest at the rate of 3% per annum.

On May 3, 2024, Young Jae Lee, K Enter’s Chief Executive Officer, loaned the Company $236,829 (the “3rd Lee Loan”). The 3rd Lee Loan is for a term of nine months and bears interest at the rate of 4.6% per annum. On November 3, 2024, the Company entered into an extension agreement on the 3rd Lee Loan to amend the maturity date to April 30, 2025 or within five days after the K Wave Media Ltd registration statement on Form F-4 is declared effective by the U.S. Securities and Exchange Commission. The Loan bears interest at the rate of 4.6% per annum.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

On June 4, 2024, the Company issued a convertible senior unsecured note in the principal amount of $3,000,000 to Innocus Global Group Pte Ltd., an entity owned by Jaekeun (Jason) Kim, a nominee director PubCo (the “Jason Note”). The Jason Note has a maturity date of 3 years and will pay an annual coupon rate of 3% to be paid semi-annually until the maturity date of the Jason Notes. Under the Jason Note, the proceeds shall be wired to the company as follows: (i) 25% of the committed amount at the time of signing this definitive agreement, (ii) 50% at the time SEC declares effectiveness on the F-4, and (iii) the remaining 25% at the time of shareholder approval and going public. From the time the company issued the Jason Note and until the closing of the Business Combination, the Jason Note will be convertible, at the option of the holder, at a conversion price per share of $1,200 per share. The Post-Merger Conversion Price for the Notes shall be the greater of (a) a 60% discount to the 5-day average of the volume-weighted average prices of ordinary shares over 5 consecutive trading days following the conversion notice date, and (b) a Floor price of $4 per share.

On August 19. 2024, Global Star Acquisition I LLC loaned the Company $120,000. The loan is for a term of three months or within five business days after K Wave Media Ltd F-4 registration statement becomes effective, whichever is earlier and bears no interest. On October 18. 2024, the Company repaid $120,000 of Global Star Acquisition I LLC loan, leaving a balance of $0.00 on the loan.

On August 31, 2024, the Company issued 1,932 shares ($1,075,622, $556.74 per share) of the Company’s common stock to an employee of the Company, in consideration for services rendered.

On August 31, 2024, a total of 1,376 shares of treasury stock were returned as a settlement for no consideration to the Company under the employment agreements, which were initially given to two employees.

On September 12, 2024, one founder of the Company transferred a total of 688 shares ($383,037, $556.74 per share) of the founder to an employee at par value. The Company recognized the transaction as a share-based compensation at fair value (See Note 8), which is included within general and administrative expenses on the accompanying statement of operations and comprehensive loss.

On September 24, 2024, the Company entered into a share subscription agreement with GF Korea Inc. (the “GF Agreement”) pursuant to which the Company issued 4,997 shares ($2,782,030, $556.74 per share) of the Company’s common stock to GF Korea Inc. in consideration for GF Korea Inc. assuming certain payment obligations of the Company in the aggregate $8.52 million owed to its service providers of the Company. The GF Agreement closed on September 25, 2024 and the company issued the 4,997 shares of its common stock to GF Korea Inc., which will be converted to 1,559,805 shares of Pubco based on an estimated 312.1:1 conversion ratio calculated with a foreign exchange rate of KRW 1,470.00 / USD $1.00 in the Business Combination. Pursuant to the GF Agreement, GF Korea Inc. shall sell the shares within sixty(60) days following the listing date on the NASDAQ Stock Market.; However, if any lock-up period is imposed under applicable laws, GF Korea shall sell those ordinary shares within sixty (60) days after the expiration of such lock-up period.

On September 29, 2024, the Company entered into an agreement with Lodestar USA, Inc. (the “Lodestar Agreement”) pursuant to which the Company issued 1,202 shares ($669,201, $556.74 per share) of the Company’s common stock to Lodestar USA, Inc. in consideration for services rendered to the Company by Ted Kim, a co-founder and a director of the Company and the owner of Lodestar USA Inc. The Company’s common stock will be converted to 375,202 shares of Pubco based on an estimated 312.1:1 conversion ratio calculated with a foreign exchange rate of KRW 1, 470.00 / USD $1.00.

On September 30, 2024, the Company issued Tan Chin Hwee, a director, Executive Chairman and Interim CEO of the Company, 168 shares ($93,532, $556.74 per share) of the Company’s common stock in consideration for services rendered.

K ENTER HOLDINGS INC.
NOTES TO THE FINANCIAL STATEMENTS
For the Year Ended December 31, 2024 and Period from January 4, 2023 (inception) to December 31, 2023

19. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 14, 2025, the date that the financial statements were available to be issued.

On January 2, 2025, upon the closing of equity purchase agreement, the Company completed the acquisition of the controlling interest of Six Korean Entities by share exchange. However, the purchase price allocation to assets acquired and liabilities assumed allocation to assets and liabilities is based on estimates, assumptions, valuations, and other studies that have not progressed to a stage where there is sufficient information to make a definitive calculation.

On February 3, 2025, shareholders of Global Star approved the proposals regarding Merger Agreement on the shareholders’ meeting. The Merger Agreement was completed on May 13, 2025.

On, February 10, the company fully repaid the “1st Lee Loan” and partially paid the 3rd Lee Loan by $25,046, which remaining balance is $222,091.

On February 27, 2025, Play company Co.,Ltd. loaned the Company $744,319. The Loan is for a term of one year and bears interest at the rate of 4.6% per annum.